UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2015

Juniper Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34501	770422528
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1133 Innovation Way

Sunnyvale, California 94089

(Address, including zip code, of principal executive offices)

(408) 745-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company has appointed Jim Dolce and Rahul Merchant to its board of directors (the “Board”), effective March 1, 2015.

Mr. Dolce is currently the chief executive officer of Lookout, Inc., a mobile security company, and serves on the board of Infinera Corporation. Mr. Merchant currently runs his own advisory firm and has served as chief information officer at a variety of enterprises in the public and private sectors. Mr. Merchant serves on the boards of Emulex Corp. and Fair Isaac Co.

Messrs. Dolce and Merchant will participate in the Company’s standard outside director compensation program.

On February 24, 2015, the Company issued a press release announcing the appointment of Messrs. Dolce and Merchant to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 22, 2015, Section 3.2 of the Company’s Bylaws was amended to increase the size of the Board from 11 members to 12 members (as amended, the “Amended Bylaws”).

The foregoing description of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On February 22, 2015, the Company entered into a letter agreement (the “Agreement”) with Elliott Associates, L.P. and Elliott International, L.P. (together, the “Investors”). Pursuant to the Agreement, the Company agreed that (i) the Board will nominate up to 11 individuals for election at its upcoming 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”), and the Company nominees will include Messrs. Dolce and Merchant, as well as current Board members Gary Daichendt and Kevin DeNuccio; and (ii) from the conclusion of the 2015 Annual Meeting until the termination of the Restricted Period (as defined below) the size of the Board will not exceed 11 directors.

As part of the Agreement, the Investors have agreed to vote, or cause to be voted, all shares of the Company’s common stock and other voting securities beneficially owned by them on the record date in favor of the directors nominated by the Board at the 2015 Annual Meeting. From February 22, 2015 to the Expiration Date (as defined in the Agreement) (such period, the “Restricted Period”), the Investors have agreed to customary standstill restrictions, including not (i) engaging in any solicitation of proxies or consents with respect to the election or removal of directors; (ii) acquiring more than 9.99% of the voting power of the Company’s common stock and other voting securities or economic exposure to more than 14.99% of the Company’s common stock and other voting securities; (iii) make or participate as an offerer in any tender offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company (an “Extraordinary Transaction”); (iv) seek, alone or in concert with others, representation on the Board or propose the nomination of any candidate to the Board or the removal of any member of the Board; or (v) make any stockholder proposal. The standstill restrictions terminate automatically upon (i) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company’s common stock and other voting securities; (ii) the commencement of any tender or exchange offer that, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company’s common stock and other voting securities, where the Company files a Schedule 14D-9 (or any amendment thereto) that does not recommend that the Company’s stockholders reject such tender or exchange offer; or (iii) the adoption by the Board of any amendment to the certificate of incorporation or bylaws of the Company that would reasonably be expected to substantially impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with the 2016 Annual Meeting of Stockholders of the Company.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Juniper Networks, Inc.

99.1	Press Release issued by Juniper Networks, Inc. on February 24, 2015

99.2	Letter Agreement, dated February 22, 2015, between Juniper Networks, Inc., Elliott Associates, L.P. and Elliott International, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2015	By:	/s/ Mitchell L. Gaynor
Name: Mitchell L. Gaynor
Title: Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Juniper Networks, Inc.

99.1	Press Release issued by Juniper Networks, Inc. on February 24, 2015

99.2	Letter Agreement, dated February 22, 2015, between Juniper Networks, Inc., Elliott Associates, L.P. and Elliott International, L.P.